EXHIBIT -5.2

Stewart McKelvey

Suite 900	Correspondence:	Telephone: 902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com	Direct Fax: 902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com	csr@smss.com
Canada B3J 3N2
File Reference: NS36109-9
March 17, 2008
3222193 Nova Scotia Company
c/o ArcelorMittal USA Inc.
1 South Dearborn, 19th floor
Chicago, IL 60603

Re:	3222193 Nova Scotia Company (the “Canadian Guarantor”) - Registration Statement on Form F-4 and S-4
Ladies and Gentlemen:
We have acted as local counsel in the Province of Nova Scotia, Canada to the Canadian Guarantor, a Nova Scotia unlimited company in connection with matters of Nova Scotia law relating to the filing by the Canadian Guarantor with the Securities and Exchange Commission of the United States of America (the “Commission”) of a registration statement on Form F-4 and S-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “1933 Act”), relating to the registration by ArcelorMittal Financial Services LLC (the “Issuer”) of US$422,500,000 principal amount of 9-3/4% Senior Secured Notes due 2014 of the Issuer (the “Notes”) and the guarantees thereof by the Canadian Guarantor (its guarantee thereof being referred to herein as the “Guarantee”), ArcelorMittal S.A., ArcelorMittal USA Inc., Burnham Trucking Company, Inc., ArcelorMittal USA Incoal Inc., ArcelorMittal Minorca Mine Inc., ArcelorMittal Service Inc., ArcelorMittal Cleveland Inc., ArcelorMittal Weirton Inc., ArcelorMittal Hennepin Inc., ArcelorMittal Indiana Harbor LLC, ArcelorMittal Warren Inc., ArcellorMittal Riverdale Inc., Mittal Steel USA – Venture Inc., ArcelorMittal Plate LLC, ISG Sparrows Point LLC, ArcelorMittal Steelton LLC, ArcelorMittal Lackawanna LLC, ArcelorMittal Burns Harbor LLC, ArcelorMittal Columbus LLC, ArcelorMittal Georgetown Inc., Mittal Steel USA – Railways Inc., ArcelorMittal Hibbing Inc., Hibbing Taconite Holding Inc., ISG Acquisition Inc., ArcelorMittal Real Estate Inc., ArcelorMittal Tow path Valley Business Park Development Company and ArcelorMittal Finance LLC.
In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:
1.	a certificate of status pertaining to the Canadian Guarantor issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated March 14, 2008;

2.	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Canadian Guarantor contained in the minute book of the Canadian Guarantor;

3.	a certified copy of a resolution of the directors of the Canadian Guarantor authorizing the execution and delivery of the Guarantee by the Canadian Guarantor and the performance of its obligations thereunder; and

4.	a certificate of an officer of the Canadian Guarantor (the “Officer’s Certificate”).
We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.
In stating our opinions, we have assumed:
(a)	the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies;

(b)	the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered;

(c)	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials; and

(d)	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate.
Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that all necessary corporate action has been taken by the Canadian Guarantor to authorize the execution and delivery of the Guarantee and to perform its obligations thereunder.
The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia and we express no opinion as to the laws of any other jurisdiction. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts that we become aware of after the date hereof.
This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned. However, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the captions “Description of the Notes – Enforceability of Judgments”, “Legal Matters” and “Service of Process and Enforceability of Civil Liabilities”. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.
Yours very truly,
/s/ Stewart McKelvey
Stewart McKelvey